EXHIBIT 99.1

Intermix Announces 1st Quarter Turnaround

Company Reports Net Income of $130,000 and 29% Increase in Quarterly Revenue

Business Realignment Continues With Key Acquisition & Divestiture

LOS ANGELES, CA, August 10, 2004 – Intermix Media, Inc. (IMIX.PK), today reported net income of $130,000 for the first quarter (ended June 30) of its 2005 fiscal year, versus a net loss of $3.0 million for the same quarter last year, and reported first quarter revenue of $16.7 million, compared to $13.0 million for the same quarter last year. First quarter net income included the effect of insurance coverage for approximately $458,000 in professional fees incurred by the Company in the current quarter and previous quarters in connection with stockholder litigation arising out of the Company’s restatement of quarterly financial results for fiscal year 2003. The 29% year-over-year increase in quarterly revenues reflects increased revenues in both of Intermix’s business segments, but primarily in the product marketing segment.

Richard Rosenblatt, Chief Executive Officer, stated: “We are pleased to report strong first quarter results which we attribute to significant operational improvements as well as the broader realignment of our businesses that we outlined last quarter. Both our product and network segments exceeded our expectations and we hope to further fuel that growth by continued refinement of our product marketing tools, increased advertising rates and expansion of our Network in growing complementary areas that cater to our Network’s audience, such as casual gaming. We expect that our divestiture of SkillJam will further hone our focus and put us in a position to realize potentially significant back-end profit participation. In sum, we believe our first quarter performance indicates that the Intermix strategy is working.”

Product marketing segment revenues for the quarter ended June 30, 2004 were $10.5 million, compared to $7.0 million in the same quarter last year. This increase was primarily due to greater sales of the Body Shapetm, Dream Shapetm and Hydrodermtm product lines at the Company’s Alena business unit.

Network segment revenues for the quarter ended June 30, 2004 were $6.2 million, compared to $6.0 million in the same quarter last year. This increase was primarily due to higher advertising and search revenues on the Intermix Network of websites, partially offset by lower subscription revenues on the Network’s dating website and lower E-mail advertising revenues.

BUSINESS REALIGNMENT

As a result of the Company’s recent sale of the assets of its SkillJam business unit and the sale of its Body Dome fitness business unit in February 2004, the revenues and expenses of these units are classified as discontinued operations for the quarters ended June 30, 2004 and 2003. These two discontinued business units had $1.1 million in revenues and a $104,000 loss in the first quarter of fiscal year 2005 compared to $2.8 million in revenues and $223,000 in income in the first quarter of fiscal year 2004.

In connection with its sale of the SkillJam business to CES Software PLC, the Company realized a $4.6 million gain on sale of assets. Intermix used $1.8 million of the $8 million in sale proceeds to repay a $2.4 million convertible note payable to an affiliate of Sony Corporation of America resulting in a $628,000 gain on debt extinguishment.

In July 2004, Intermix agreed to purchase of the assets of Supernation, LLC, which includes the Superdudes gaming network, for approximately $2 million, primarily in stock. This acquisition is subject to customary closing conditions associated with the transfer of assets, including obtaining certain third party consents, and is expected to close in August 2004.

RESTATEMENT PROFESSIONAL FEES

Intermix continues to incur professional fees related to the fiscal year 2003 accounting restatement and the related regulatory and litigation costs, although at a significantly reduced rate than experienced in prior quarters. Including the effect of insurance coverage, the restatement professional fees were ($337,000) for the first quarter this year compared to $962,000 in the same quarter last year.

LISTING UPDATE

The Company has withdrawn its appeal of the decision of the NASDAQ Listing Qualifications Hearings Panel to not re-list the Company’s common stock on The NASDAQ SmallCap Market. The Company believes that this action will facilitate the Company’s pursuit of other listing options.

FISCAL YEAR 2005 OUTLOOK

Intermix reaffirmed its previously forecasted revenue growth of approximately 22% to 26% over prior year results with revenue of approximately $70 million to $72 million for fiscal year 2005. The Company’s forecasted net income has been increased to reflect $5.2 million in gains from the sale of the SkillJam assets and early retirement of debt which will be reflected in the Company’s second quarter financial results. Net income for fiscal year 2005 is forecasted to be within a range of $7 million to $8 million, which includes the impact of restatement professional fees. The Company expects product marketing segment revenues to grow significantly faster than network segment revenues in fiscal year 2005.

For the second quarter of fiscal year 2005, ending September 30, 2004, Intermix expects to report revenue of between $17 million and $18 million compared to $11 million in the same quarter last year. The Company expects to make additional investments in its casual gaming initiative in the second quarter of fiscal year 2005 in an effort to accelerate the growth of this property. The Company expects to be profitable for the quarter, before the gains associated with the sale of the SkillJam assets and the related debt extinguishment.

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended June 30,
	2004	2003
Revenues	$16,747	$13,003
Cost of revenues	3,993	3,443

Gross profit	12,754	9,560

Operating expenses:
Marketing and sales	6,539	6,028
Product development	1,633	1,525
General and administrative	4,324	3,911
Restatement professional fees	(337)	962
Amortization of other intangible assets	267	320

Total operating expenses	12,426	12,746

Operating income (loss)	328	(3,186)
Interest expense, net	(89)	(85)

Income (loss) from continuing operations before income taxes	239	(3,271)
Income taxes	(5)	—

Income (loss) from continuing operations	234	(3,271)
Income (loss) from discontinued operations, net of income taxes	(104)	223

Net income (loss)	130	(3,048)
Preferred stock dividends and liquidation preference	(170)	(17)

Loss to common stockholders	$(40)	$(3,065)

Income (loss) per common share:
Continuing operations	$—	$(0.13)
Discontinued operations	—	0.01

Basic income (loss) per common share	$—	$(0.12)

Diluted loss per common share	$—	$(0.12)

Basic weighted average common shares	28,853	26,505

Diluted weighted average common shares	31,162	26,505

Consolidated Balance Sheets

(in thousands - unaudited)

	June 30, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$3,765	$6,245
Restricted cash	1,311	2,116
Accounts receivable	4,078	3,901
Inventories	2,606	1,168
Net assets of SkillJam held for sale	12	102
Prepaid expenses and other assets	4,190	3,136

Total current assets	15,962	16,668
Property and equipment	2,651	2,454
Goodwill	14,882	14,882
Other intangible assets	2,270	2,520
Deposits and other assets	999	974

Total assets	$36,764	$37,498

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,178	$5,793
Accrued expenses	2,722	3,317
Deferred revenue	715	892
Current portion of debt obligations	5,012	5,224
Current portion of capitalized lease obligations	237	489

Total current liabilities	14,864	15,715
Capitalized lease obligations, less current portion	20	33

Total liabilities	14,884	15,748
Stockholders’ equity	21,880	21,750

Total liabilities and stockholders’ equity	$36,764	$37,498

About Intermix Media

Intermix Media, Inc. and its subsidiaries comprise an Internet enterprise that provides marketers, advertisers, agencies and Web publishers expert access to the fragmented mass market. Its two business segments – the Intermix Network and Alena – together forge direct relationships with hard-to-reach mainstream households through proprietary websites and specialized micromarketing. The Intermix Network comprises 50 branded websites – including Flowgo, CasesLadder, MySpace and MadBlast – which together attract over 17 million unique visitors per month. Alena packages and distributes products – including the Body Shape, Dream Shape and Hydroderm lines – based on trends identified and targeted via the Network.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, which include risks or uncertainties associated with, among other things: actual demand by customers for our products and services and advertising inventory; changes in governmental, Web browser or Internet service provider regulations, policies and technology affecting commercial electronic communications and advertising; risks related to the integration of acquisitions; the risk that the SkillJam business fails to perform according to growth and profitability forecasts and expectations rendering the contingent portion of the purchase price of little or no value or of less value than expected; the ability to locate and retain qualified personnel; the risk that the Company may encounter difficulties in connection with, or not experience benefits from, internal expansion; the risk that the Company is not able to find and consummate business development opportunities; the availability of our net operating losses to offset future taxable income, if any; the availability of an exchange or quotation system so that the Company’s securities may be effectively publicly traded; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the Company’s restatement of fiscal year 2003 quarterly financial results; the outcome of litigation that has been filed in connection with the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against the Company or our officers and directors as a result of the restatements; and the risk that cash advances made to Sharman Networks are not fully recouped from the sharing of revenues. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.